    As filed with the Securities and Exchange Commission on December 4, 1997

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             ----------------------
                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                       Audio Communications Network, Inc.
             (Exact name of registrant as specified in its charter)


                     Florida                                                     52-0690530
      (State of Incorporation or organization)                    (I.R.S. Employer Identification No.)

1000 Legion Place, Suite 1515, Orlando, Fl                                          32801
--------------------------------------------                       -------------------------------
   (Address of principal executive offices)                                    (Zip Code)



If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1) please
check the following box.    [  ]

If this Form relates to the registration of a class
of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A(c)(2) please check the following
box.   [  ]

Securities Act registration statement file number to which this form relates: ___________________
           (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:


          Title of Each Class                                  Name of Each Exchange on Which
          to be so Registered                                  Each Class is to be Registered

Common Stock $.25 par value per share                              American Stock Exchange
-------------------------------------                              -----------------------

Securities to be registered pursuant to Section 12(g) of the Act:

--------------------------------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered.

                  The Company is authorized to issue 12,000,000 shares of Common Stock, par value $.25 per share, of which, as of the date hereof, 4,453,191 shares are outstanding. Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares of Common Stock. Holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company available upon liquidation, dissolution or winding up. The holders of shares of Common Stock do not have cumulative voting rights for the election of directors and, accordingly, the holders of more than 50% of the shares of Common Stock are able to elect all directors.

Item 2.  Exhibits.

                  Not applicable.

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              AUDIO COMMUNICATIONS NETWORK, INC.

                                                    By: /s/ David W. Unger
                                                      -------------------------
                                                       David W. Unger
                                                       Chief Financial Officer/
                                                       Executive Vice President

Dated:  December 4, 1997